Exhibit 4

COLLATERAL ASSIGNMENT OF

LIMITED PARTNERSHIP INTERESTS

THIS COLLATERAL ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS (this “Assignment”) is made as of October 25, 2004 by TERRY CONSIDINE (“Considine”) and TITAHOTWO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Titahotwo”) (Considine and Titahotwo are sometimes hereinafter individually referred to as “Assignor” and collectively referred to as “Assignors”), each of whose address is 4582 South Ulster St. Pkwy., Suite 405, Denver, CO 80237, in favor of U.S. BANK NATIONAL ASSOCIATION (“Bank”), whose main office address in Colorado is 918 Seventeenth Street, Denver, CO 80202.

RECITALS

A.	Considine is indebted to Bank for loans or advances plus interest and other amounts payable pursuant to a Credit Agreement dated as of October 25, 2004 (as it may be amended from time to time, the “Credit Agreement”).

B.	Assignors own and hold a number of units representing limited partnership interests (as more fully described on Exhibit A, the “Partnership Interests”) in that certain limited partnership known as Asset Investors Operating Partnership, L.P., a Delaware limited partnership, with a mailing address of 29399 U.S. Hwy. 19 North, Suite 320, Clearwater, Florida 33761 (the “Partnership”) which Partnership has filed its Certificate of Limited Partnership in Delaware. A true and correct copy of said Certificate of Limited Partnership is attached as Exhibit B. A true and correct copy of the Agreement of Limited Partnership of the Partnership is attached as Exhibit C.

C.	It is a condition to the Credit Agreement that each Assignor pledge and assign to Bank the limited partnership interests in the Partnership referred to above, and each Assignor has agreed to enter into this Assignment, which shall evidence the collateral assignment in favor of Bank of limited partnership interests in the Partnership securing Considine’s indebtedness to Bank under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignors hereby transfer, assign and convey and pledge to Bank Assignors’ Partnership Interests in the profits, revenues, income, issues and distributions of assets or capital, whether in cash or property from the Partnership or at any time accruing to or attributable to Assignors’ interests in the Partnership pursuant to the partnership agreement or otherwise, together with any and all other right, title and interest of Assignors, whether now owned or hereafter acquired, by operation of law or otherwise, in the Partnership (but Bank does not assume any obligation or liability of any Assignor as partner or otherwise in the Partnership), subject to the following terms and provisions:

1.	Assignment for Security. This Assignment is made for collateral security purposes only. This Assignment is made to secure the Secured Obligations (hereinafter defined) and Assignors’ obligations hereunder, and nothing herein shall constitute Bank a partner of the Partnership or impose any liability whatsoever on Bank in connection with the Partnership, its property or any Assignor’s obligations with respect thereto. Upon full and complete satisfaction of such indebtedness, including interest thereon and all costs, charges and expenses (including without limitation, all reasonable attorneys’ and consultants’ (as used herein the term “consultants” shall include without limitation, accountants, engineers, managers and operators) fees and expenses, and any court costs incurred by Bank in connection with any enforcement hereof), Bank shall reassign the aforesaid rights, titles and interests in and to the aforesaid profits, revenues, income, issues and distributions of assets or capital to Assignors.

2.	Secured Obligations Defined. As used herein the phrase “Secured Obligations” means: (a) the liabilities and obligations of Considine pursuant to the Credit Agreement, as it may be amended, extended or modified, and as evidenced by the Revolving Credit Note made by Considine in favor of Bank, as such note is more fully described in the Credit Agreement, and as such note may be amended, extended or modified from time to time hereafter; and

3.	Payments and Distributions. Until such time as the occurrence of a default by any Assignor in the performance of its obligations hereunder or upon any default or any event which with notice or passage of time or both would become a default under the Credit Agreement, all payments of profits, revenues, income, issues and distributions assigned hereby shall be made directly to Assignors without further notice to Bank. From and after the occurrence of a default by any Assignor in the performance of its obligations hereunder or upon any default or any event which with notice or passage of time or both would become a default under the Credit Agreement, all payments of profits, revenues, income, issues and distributions assigned hereby shall be made directly to Bank, and Bank shall apply all such payments to the indebtedness of Considine to Bank. Assignors shall hold in trust for Bank any and all such post-default payments of profits, revenues, income, issues and distributions that it may receive directly from the Partnership, and Assignors shall immediately turn over to Bank any and all such payments of profits, revenues, income, issues and distributions that they may so receive from the Partnership, provided however, that Bank may release to Assignors from time to time such part of such sums as Assignors may request and as Bank may agree to release in its sole discretion. To the extent it is able to do so, Assignors shall cause the Partnership to make distributions to the partners therein whenever feasible and as promptly as possible whenever such distributions are made.

4.	Appointment of Bank. Assignors hereby irrevocably appoint Bank as their attorney-in-fact to act hereunder for so long as the Secured Obligations remain unsatisfied, with full authority (a) to exercise Assignors’ rights to examine and copy books and records of the Partnership at any time during regular business hours, and (b) to enforce, at Bank’s sole option, any and all rights that any Assignor could enforce with regard to its rights relative to the aforesaid profits, revenues, income, issues and distributions, provided however, that Bank shall not be deemed to have assumed or otherwise be liable for any losses, liabilities or obligations whatsoever of any Assignor of the Partnership or to be responsible for any capital contributions to the Partnership, and provided further, that Bank shall not be liable to any Assignor or any other person or entity for exercising or failing to exercise all of any part of such rights.

5.	Financing Statements. Concurrently herewith and subsequent hereto, each Assignor authorizes Bank to file one or more Uniform Commercial Code financing statements relating to this Assignment, which shall be in form and content satisfactory to Bank.

6.	Notice of Assignment. Bank is hereby authorized, at its sole option, to give notice of this Assignment to the Partnership, and to all general partners therein, and to any other persons or entities deemed advisable to Bank. Assignors shall cause the Partnership (a) to provide Bank with copies of all partnership communications and notices sent to or from or between the Partnership and any partners therein, and (b) to pay to Bank all or any part of the distribution of profits, revenues, income, issues, assets and capital attributable to Assignors’ Partnership Interests.

7.	Other Rights and Remedies of Bank; Marshalling. Neither the execution of this Assignment nor the enforcement of any rights, remedies, powers or privileges of Bank hereunder shall affect the rights of Bank to enforce payment of the Secured Obligations by any other lawful means or shall give any Assignor any right or claim or claim of right to cause a marshalling of assets or any particular order of proceeding against any asset of any Assignor, and each Assignor expressly acknowledges that Bank has not waived any rights to enforce payment of such Secured Obligations.

8.	Remedies under Assignment. Assignors agree that upon any default by any Assignor in the performance of its obligations hereunder or upon any default or any event which with notice or passage of time or both would become a default under the Credit Agreement or the Considine Note, Bank, in addition to any other remedies it may have at law or equity, may thereupon at any time or times thereafter: (a) to the extent it has not done so, apply any and all payments or distributions received from the Partnership to the Secured Obligations, and may continue to do so thereafter, or (b) to the extent saleable and/or consistent with the partnership agreement, sell the Partnership Interests or any part thereof and any substitutes therefor or additions thereto, at public or private sale, provided however, that the respective Assignor be given ten (10) days’ notice in writing of any such proposed sale or sales. Bank may apply the net proceeds of any such sale, deducting costs and expenses thereof, to the satisfaction of the Secured Obligations. Bank may become a purchaser at any such sale or sales free from any right or equity of redemption, such right and equity being hereby expressly waived and released. The mailing of notice by registered or certified United States mail, postage prepaid, to Assignors at the address set forth in the Credit Agreement for the giving of notice to Considine, at least ten (10) days before any sale or other disposition of the Partnership Interests, shall be conclusively deemed sufficient notice of such sale or disposition.

9.	Title to Partnership Interests. Assignors hereby represent and warrant that Assignors have good and merchantable title to the Partnership Interests free of any adverse claim and that there are not outstanding encumbrances on the Partnership Interests, and that the partnership agreement of the Partnership, a copy of which is attached hereto as Exhibit C, is valid and enforceable and no default of any partner exists thereunder and that the information set forth in the Recitals is true and correct. Assignors have the legal right and full authority to grant this Assignment and convey the Partnership Interests pursuant to this Assignment. Assignors covenant that, except with Bank’s prior written consent: (a) they will not create, incur, assume or suffer to exist any encumbrance on the Partnership Interests except as provided herein, and (b) they will not vote for any amendment or modification of the partnership agreement of the Partnership. Assignors covenant to perform faithfully and diligently all of their obligations and duties to the Partnership.

10.	Indemnity. Assignors shall indemnify, defend and hold Bank harmless against any loss, liability, damage or expense, including without limitation, court costs and reasonable attorneys’ fees that Bank may suffer or incur with respect to any warranties or representations contained herein and any past, present or future obligations or liabilities of Assignors in connection with the Partnership. Assignors also shall reimburse Bank upon demand for all reasonable costs and expenses incurred by Bank in enforcing and/or protecting its rights, remedies, powers and privileges hereunder, including without limitation, all reasonable attorneys’ and consultants’ fees and expenses, and court costs.

11.	Violations of Law. It is expressly intended that this Assignment shall not violate any applicable state or federal laws or the terms or provisions of any agreement or contract binding upon any Assignor or the Partnership. Assignors hereby warrant and represent that they have made reasonable and diligent inquiries and investigations into the existence of such laws, terms and provisions and that they are not aware of the existence of any such laws, terms or provisions, including without limitation, securities laws of the United States of America and/or of any state thereof, which would be violated by the execution, delivery or enforcement of this Assignment. In the event this Assignment does violate any such laws, terms or provisions and Assignors have failed, within thirty (30) days after becoming aware of any such violation, to cure any such violation, or to undertake reasonable steps to so cure any such violation and diligently pursue such cure, it shall be deemed a default hereunder and under the Credit Agreement and the Considine Note.

12.	Notices. Any notice permitted under this Assignment shall be given in the manner set forth in the Credit Agreement for the giving of notice to Considine for Assignors and for the giving of notice to Bank for Bank.

13.	Successors and Assigns. This Assignment shall accrue to the benefit of the successors and assigns of Bank and shall be binding upon the successors and assigns of Assignors.

14.	Choice of Law. This Assignment shall be governed by the laws of the State of Colorado.

15.	Duration of Assignment. This Assignment is a continuing assignment and no notice of the creation or existence of any Secured Obligation or of any renewal, extension or modification thereof need be given to any Assignor. This Assignment shall continue in effect notwithstanding that from time to time no Secured Obligations may exist. This Assignment by any Assignor shall be terminated only upon receipt by Bank of written notice of revocation by such party. In such event, this Assignment shall continue as to Secured Obligations then existing, or thereafter created pursuant to any contract theretofore entered into by Bank, and as to any and all renewals, extensions or modifications thereof made after such event.

16.	Waivers. Bank may from time to time, without notice to Investment, and without impairing or affecting this Assignment: (a) acquire or fail to acquire a security interest in any property in addition to the Partnership Interests, or release any such interest so acquired, or permit any substitution or exchange for or fail to preserve or protect such property or any part thereof; (b) acquire or fail to acquire the primary or secondary liability of any party or parties with respect to all or any of the Secured Obligations, or release, modify or compromise the same or any part thereof; (c) modify, extend, renew or delay the enforcement for any period, or fail to enforce, any of the Secured Obligations; and (d) resort to the Partnership Interests for payment of the Secured Obligations whether or not Bank shall have resorted to any other collateral or proceeded against any other party (including Considine) primarily or secondarily liable on the Secured Obligations or any part thereof. Each Assignor waives notice of the creation or non-payment of any Secured Obligation. Each Assignor waives any defenses available to any surety based on its character as a surety, and waives any defenses, setoffs our counterclaims of Considine except the payment in full of the Secured Obligations.

17.	Multiple Assignors. Each Assignor and all Assignors shall be jointly and severally obligated hereunder, and the term “Partnership Interests” includes property described above owned by any one or more of Assignors.

18.	Final Agreement. This Assignment supersedes, replaces and terminates all prior conversations, discussions, negotiations, understandings and oral offers and agreements relating to any of the matters contemplated herein. This Assignment cannot be amended except in a writing signed by the party against whom that amendment is to be enforced.

19.	Titahotwo’s Representation. Titahotwo represents and warrants to Bank that the names “Titahotwo, Ltd.” and “Titahotwo Ltd.” and “Titahotwo” and “Titahotwo Limited Partnership” are variations of its name or a prior name and do not represent different entities.

20.	Pledge. To the extent that the units representing the Partnership Interests are deemed to be certificated securities, this Assignment constitutes an additional pledge agreement covering such securities and all of the terms and conditions of the Combined Pledge Agreement, dated the date hereof, among the parties hereto are incorporated herein by this reference as if fully set forth herein.

IN WITNESS WHEREOF, Assignors and Bank have signed this Assignment as of the day and year first written above.

/s/ Terry Considine
Terry Considine, Individually

TITAHOTWO LIMITED PARTNERSHIP,
RLLLP,
a Colorado limited liability limited partnership

By:	/s/ Terry Considine
Terry Considine, General Partner

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ George E. Adams, III
George E. Adams, III
Senior Vice President

CONSENT AND ACKNOWLEDGMENT OF ASSIGNMENT

AMERICAN LAND LEASE, INC., as general partner of the limited partnership known as Asset Investors Operating Partnership, L.P., hereby acknowledges receipt of notice of the foregoing assignment and hereby consents to said assignment, on behalf of said limited partnership. AMERICAN LAND LEASE, INC. hereby represents and warrants that, in its capacity as general partner of the limited partnership named above, AMERICAN LAND LEASE, INC. and the officer executing this consent and acknowledgment have the power and authority to do so.

AMERICAN LAND LEASE, INC., a Delaware corporation

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer

Exhibit A to

Collateral Assignment of

Limited Partnership Interests

List of Limited Partnership Units of Asset Investors Operating Partnership, L.P.

Certificate Number	Owner	Number of Units
1021	Terry Considine	36227
1015	Terry Considine	204286
1001	Terry Considine	146
1035	Titahotwo	25471
		Total: 266130